Exhibit 10.3

WRITTEN SUMMARY OF ORAL CONTRACT BETWEEN FIRST SOURCE DATA, INC. AND RYAN LAVALLEE DATED NOVEMBER 1, 2004

Date of Oral Contract

On November 1, 2004, First Source Data, Inc. (“FSD”) orally agreed with Ryan Lavallee  (“Mr. Lavallee”) of 601-55 Charles Street West, Toronto, Ontario, Canada to enter into a contract under which Mr. Lavallee would provide certain business consulting services to FSD.

Services

FSD and Mr. Lavallee agreed that Mr. Lavallee would provide the following services to FSD, as required by FSD from November 1, 2004 through December 31, 2005:

- Writing and editing, alone and in cooperation with other FSD contractors, FSD’s business plan, promotional material, and related correspondence

- Oral advisory services concerning FSD’s entry into the marketplace and prospective business plan, and participating in related meetings

- Identifying and recommending to FSD contractors and professional advisors to enable FSD to carry out its business plan

- General filing and document organization services

Compensation

- In consideration for his services, FSD and Mr. Lavallee agreed that Mr. Lavallee would be compensated as follows:

- For up to 400 hours of Mr. Lavallee’s services required by FSD until December 31, 2005: a) US$11,340 cash; b) 15,000 shares of FSD’s common capital stock subject to receipt of cash payment of US$0.10 per share and Mr. Lavallee entering into a subscription agreement for the purchase of shares on terms acceptable to FSD (representing additional compensation of $1,500 for consulting services beyond the US$11,340 cash payment set out above); and c) payment to be made within 30 days of receipt of an invoice setting out a pro rata lump sump cash payment owing based on the amount of services completed to date proportionate to the amount to which FSD is entitled to receive

- For any additional services requested by FSD and provided by Mr. Lavallee during the year 2006, which may or may not be provided at Mr. Lavallee’s option, $25.00 per hour of service performed, payment to be made within 30 days of receipt of an invoice setting out the services performed

- Outstanding payments to be subject to interest of 2% per month, compounding monthly